Press Release

iStar Reports Fourth Quarter and Fiscal Year 2021 Results

NEW YORK, February 24, 2022

iStar Inc. (NYSE: STAR) today reported results for the fourth quarter and fiscal year ended December 31, 2021.

Highlights from the earnings announcement include:

o	Net income of $7.1 million, or $0.11 per diluted common share, in Q4 ‘21 and $109.0 million, or $1.51 per diluted common share, for FY ’21
o	Adjusted earnings of $68.9 million, or $0.87 per diluted common share, in Q4 ’21 and $244.9 million, or $3.12 per diluted common share, for FY ‘21
o	$140 million of proceeds from legacy and strategic asset sales in Q4 ’21, generating $34 million of gains
o	$43 million of additional investment in SAFE in Q4 ’21 and $33 million of other ground lease ecosystem investments
o	$31 million of STAR share repurchases in Q4 ’21, total 1.2 million shares
o	Subsequent to the end of the quarter, iStar signed a definitive agreement to sell a portfolio of net lease assets for a gross purchase price of $3.07 billion

“iStar ended the year strong, making significant progress by further simplifying the portfolio, and continuing to scale our investments in the modern ground lease ecosystem,” said Jay Sugarman, Chairman and Chief Executive Officer. “We have continued this momentum in 2022 with the announced agreement to sell the net lease portfolio and remain focused on executing on our strategic plan and capturing value for iStar’s shareholders.”

The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	877.336.4440
International:	409.207.6984
Access Code:	1172935

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:30 p.m. ET on February 24, 2022 through 12:00 a.m. ET on March 10, 2022 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	3597842

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iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com

Senior Vice President

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com